UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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Venture Lending & Leasing IX, Inc.

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VENTURE LENDING & LEASING IX, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [   ], 2019

To the Shareholder of Venture Lending & Leasing IX, Inc.:

A Special Meeting of Venture Lending & Leasing IX, Inc. (the “Fund”) will be held at [    ] a.m., Pacific time, on [    ], 2019, at the offices of Westech Investment Advisors, LLC, 104 La Mesa Drive, Suite 102, Portola Valley, California 94028, to consider and vote on a proposal to allow the Fund to double the maximum amount of leverage that it is currently permitted to incur by reducing its asset coverage requirement from 200% to 150%, pursuant to Section 61(a)(2) of the Investment Company Act of 1940 (the “1940 Act”), to become effective the date after the Special Meeting.

The 1940 Act contains requirements that require a BDC to meet certain levels of asset coverage with respect to its outstanding “senior securities,” which typically consist of outstanding borrowings under credit facilities and other debt instruments.  Historically, BDCs have only been allowed to incur indebtedness by issuing senior securities if their asset coverage equals at least 200% after such borrowings. Recent amendments to the 1940 Act under the Small Business Credit Availability Act, adopted on March 23, 2018, permit BDCs like the Fund to increase the amount of indebtedness they may incur by lowering the asset coverage requirement from 200% to 150%.

On December 5, 2018, the  “required majority” (as defined in Section 57(o) of the 1940 Act) of the Fund’s Board of Directors, including a majority of non-interested directors within the meaning of Section 2(a)(19) of the 1940 Act (‘Independent Directors”), unanimously determined it to be in the best interests of the Fund and its shareholder to provide the Fund with maximum leverage flexibility, and approved the application to the Fund of a minimum asset coverage ratio of 150%, pursuant to Section 61(a)(2) of the 1940 Act, which will double the Fund’s borrowing limits, subject to shareholder approval.  The Board of Directors unanimously determined to hold the Special Meeting and recommend that the shareholder votes to approve the application to the Fund of a minimum asset coverage ratio of 150%, pursuant to Section 61(a)(2)(D)(i)(II) of the 1940 Act, to be effective the day after approval at the Special Meeting (the “Proposal”).

Following approval of the Proposal, the Fund will have the flexibility to incur additional leverage.  However, if it deems it to be in the best interests of the Fund, the investment adviser to the Fund, Westech Investment Advisors, LLC (“Westech”), may choose not to incur indebtedness up to the reduced asset coverage limit.

As of the date of the Special Meeting, the Fund will offer to repurchase all of its outstanding shares from the Fund’s sole shareholder, with 25% to be repurchased in each of the subsequent four calendar quarters (the “Repurchase Offer”).   Upon receiving a Repurchase Offer in connection with the Proposal, Venture Lending & Leasing IX, LLC, the Fund’s sole shareholder, does not anticipate redeeming its shares from the Fund pursuant to such offer and will not extend the Repurchase Offer or a similar withdrawal right to its members.

Each shareholder that owned shares of the Fund on the close of business on [   ], 2019 is entitled to vote at this meeting.  Your vote is extremely important to us. A shareholder may attend and vote at the Special Meeting in person, or may complete, date and sign the enclosed proxy card and return it by fax or e-mail.  A shareholder that executes a proxy card may nevertheless attend the Special Meeting and vote in person.  In the event there are not sufficient votes for a quorum or to approve the proposal at the time of the Special Meeting, the Special Meeting may be postponed or adjourned in order to permit further solicitation of proxies by the Fund.

THE BOARD OF DIRECTORS, INCLUDING THE INDEPENDENT DIRECTORS, UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL.

By order of the Board of Directors of the Fund

[/s/ Maurice C. Werdegar]

Maurice C. Werdegar
Director, President, Chief Executive Officer

[ ], 2019

If you plan to attend our meeting in person, please call Martin D. Eng at (650) 234-4308.

YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN
Please complete the enclosed proxy card, date and sign it, and return it by fax or e-mail.

VENTURE LENDING & LEASING IX, INC.
104 La Mesa Drive, Suite 102
Portola Valley, California 94028

PROXY STATEMENT
SPECIAL MEETING OF SHAREHOLDERS
To Be Held On [   ], 2019

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on [   ], 2019: This Proxy Statement, together with a Notice of Special Meeting and Proxy Card, are available, with log-in information, on the internet at the following address: www.intralinks.com. You will be notified via email that the shareholder materials are available on intralinks.  Please contact Lynda Colletta, at (650) 234-4321, or by e-mail to lyndac@westerntech.com, if you require assistance accessing such website.

Introduction

The Board of Directors of Venture Lending & Leasing, IX, Inc. (the “Fund”) has issued this proxy statement to solicit proxies for use at the Special Meeting of Shareholders of the Fund to be held at [    ] a.m., Pacific time, on [    ], 2019, at the offices of Westech Investment Advisors, LLC (“Westech”), 104 La Mesa Drive, Suite 102, Portola Valley, California 94028, and at any postponements or adjournments thereof (collectively, the “Special Meeting”).  At the Meeting, a proposal to allow the Fund to increase leverage by approving the application to the Fund of a minimum asset coverage ratio of 150%, pursuant to Section 61(a)(2) of the Investment Company Act of 1940 (the “1940 Act”), to become effective the date after the Special Meeting, which would permit the Fund to double the maximum amount of leverage that it is currently permitted to incur will be considered and voted upon (the “Proposal”). This Proxy Statement, together with a Notice of Special Meeting of Shareholders and Proxy Card, will be first delivered on or about [   ], 2019.

On [   ], 2019, the record date for the Special Meeting (“Record Date”), there were 100,000 shares of Common Stock, $.001 par value (“Shares”) of the Fund outstanding and entitled to vote.  For a shareholder’s Shares to be represented at the Special Meeting, the shareholder must allow sufficient time for the proxy to be received by [    ], 2019.  A shareholder may attend and vote at the Special Meeting in person, or may complete, date and sign the enclosed proxy card and return it by fax or e-mail.  A shareholder may revoke a proxy at any time before it is exercised by notifying the Secretary of the Fund, Martin D. Eng, in writing at the above address, or by attending the Special Meeting and voting in person.  The Fund’s Board of Directors does not have a formal policy regarding whether directors will attend special meetings of shareholders.  It is anticipated that the Special Meeting will be conducted by proxy, with no shareholder attending.  Should a shareholder indicate an intention to attend the Special Meeting and discuss items on the agenda, the Secretary of the Fund would so inform the directors, who might then elect to attend.  Any shareholder voting against the Proposal will not have appraisal or other similar rights.

If the enclosed proxy is properly executed and returned in time to be voted at the Special Meeting, the Shares represented thereby will be voted in accordance with the instructions marked thereon.  Unless a shareholder marks a proxy with contrary instructions, a proxy will be voted “for” the matter listed in the accompanying Notice of Special Meeting of Shareholders and “for” any other matters deemed appropriate.  If a proxy is properly executed and returned accompanied by instructions to withhold authority to vote or is marked with an abstention (collectively “abstentions”), the Shares represented thereby will be considered to be present at the Special Meeting for the purpose of determining the existence of a quorum for the transaction of business.  Abstentions will not constitute a vote “for” or “against” a matter and will be disregarded in determining the “votes cast” on an issue.  Therefore, with respect to the Proposal, abstentions will be disregarded and will have no effect on the approval of the Proposal.

A majority of the Shares of the Fund must be present in person or by proxy to constitute a quorum to transact business at the Special Meeting with respect to the Fund.  If a quorum is not present at the Special Meeting, or if a quorum is present but sufficient votes to approve the Proposal are not received, the chairman of the Special Meeting may adjourn the Special Meeting from time to time to a date not more than 120 days after the Record Date without notice to solicit additional proxies. The persons named as proxies will vote those proxies “FOR” such adjournment. Any business that might have been transacted at the Special Meeting as originally noticed may be transacted at any adjourned meeting(s) at which a quorum is present.

The Proposal requires approval by a majority of all votes cast by the Fund’s shareholder at a meeting at which a quorum is present.  100% of the Fund’s outstanding Shares are owned by Venture Lending & Leasing IX, LLC (the “LLC”).  The LLC in turn is owned by its members (the “LLC Members”).  The Operating Agreement of the LLC grants the LLC Members pass-through voting rights, meaning that the LLC, as the sole shareholder of the Fund, may take no action as shareholder of the Fund without first securing the approval of the LLC Members, with the same vote required of the LLC Members as is required of the shareholder of the Fund.  Accordingly, the Proposal requires the prior approval of the holders of at least a majority of the outstanding membership interests of the LLC (the “LLC Shares”).

As of the date of the Special Meeting, the Fund will offer to repurchase all of its outstanding shares from the Fund’s sole shareholder, with 25% to be repurchased in each of the subsequent four calendar quarters (the “Repurchase Offer”).  Upon receiving a Repurchase Offer in connection with the Proposal, the LLC, the Fund’s sole shareholder, does not anticipate redeeming its shares from the Fund pursuant to such offer.  The Repurchase Offer to the LLC in connection with the Proposal is not within the scope of the pass-through voting rights described in the preceding paragraph and, as such, the LLC Members will not be able to vote with respect to the Repurchase Offer extended by the Fund to the LLC in connection with the Proposal and the LLC will not extend the Repurchase Offer or similar withdrawal rights to the LLC Members.

Annex A to this Proxy Statement sets forth information about the beneficial owners and “groups” of beneficial owners (as that term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), who beneficially owned more than 5% of the outstanding Shares of the Fund as of the Record Date, and about the Share ownership of the Board of Directors and executive officers of the Fund.

Proxy solicitation will be made primarily by e-mail and fax, but proxy solicitations also may be made by mail, telephone calls or personal meetings conducted by officers and employees of the Fund and Westech.  The costs of the proxy solicitation and the preparation of this proxy statement will be borne by the Fund.

The annual report for the Fund for its year ended December 31, 2017 has been timely delivered to the Fund’s shareholder.

THE PROPOSAL -
AUTHORIZATION TO ALLOW THE FUND TO INCREASE LEVERAGE BY APPROVING THE APPLICATION TO THE FUND OF A MINIMUM ASSET COVERAGE RATIO OF 150%, PURSUANT TO SECTION 61(A)(2) OF THE 1940 ACT, TO BECOME EFFECTIVE THE DATE AFTER THE SPECIAL MEETING, WHICH WOULD PERMIT THE FUND TO DOUBLE THE MAXIMUM AMOUNT OF LEVERAGE THAT IT IS CURRENTLY PERMITTED TO INCUR

Background and 1940 Act Requirements

The Fund is a closed-end investment company that has elected to be regulated as a business development company (“BDC”) under the 1940 Act.  The Fund has issued 100,000 Shares to its sole shareholder, the LLC.  In pursuit of its investment objective, the Fund intends to borrow money from and enter into secured contracts (which instruments may be considered “debt securities”) with banks, insurance companies, and other lenders (including, without limitation, the U.S. Small Business Administration) to obtain additional funds to originate venture loans, if such borrowings are available on terms that are acceptable to Westech and the Board of Directors of the Fund.

The 1940 Act limits a BDC’s ability to use borrowings (leverage) in significant respects.  Historically under the 1940 Act, a BDC could not incur borrowings by issuing debt securities or preferred stock (“senior securities”) unless, immediately after a borrowing was incurred, the BDC’s “asset coverage” was at least 200%.   “Asset coverage” means the ratio which the value of the Fund’s total assets, less all liabilities not represented by (i) borrowings and (ii) any other liabilities constituting “senior securities” under the 1940 Act, bears to the aggregate amount of such borrowings and senior securities.1 The practical effect of this restriction has been to limit the Fund’s borrowings and other senior securities to 50% of its total assets less its liabilities other than the borrowings and other senior securities.

1          The 1940 Act also requires that, if the Fund borrows money, provision be made to prohibit the declaration of any dividend or other distribution on the Shares (other than a dividend payable in Shares), or the repurchase by the Fund of Shares, if, after payment of such dividend or repurchase of Shares, the asset coverage of such borrowings would be below 200%.  In addition, Fund borrowings in excess of 5% of total assets for temporary purposes, and all of its borrowings for emergency purposes that are not “temporary,” are subject to the 1940 Act’s asset coverage requirements.

However, on March 23, 2018 the Small Business Credit Availability Act amended Section 61(a) of the 1940 Act to permit BDCs to adopt a lower asset coverage requirement of 150% if:

(1)
the BDC obtains the approval of its “required majority” (as defined in Section 57(o) of the 1940 Act) of its board of directors,  including a majority of those directors who are not “interested persons” of the BDC within the meaning of Section 2(a)(19) of the 1940, provided that the lower asset coverage ratio will not be effective until one year after obtaining such approval; or

(2)
the BDC obtains the approval of a majority of the votes cast by its shareholders at an annual or special meeting thereof at which a quorum is present, in which case, upon approval, the lower asset coverage ratio takes effect immediately.

In other words, if the Proposal is approved and other requirements are met, the Fund will be permitted to increase its maximum debt-to-equity ratio from 1:1 to 2:1.

On December 5, 2018, the  “required majority” (as defined in Section 57(o) of the 1940 Act) of the Fund’s Board of Directors, including a majority of non-interested directors within the meaning of Section 2(a)(19) of the 1940 Act, unanimously determined it to be in the best interests of the Fund and its shareholder to provide the Fund with maximum leverage flexibility, and approved the application to the Fund of a minimum asset coverage ratio of 150%, pursuant to Section 61(a)(2) of the 1940 Act, which will double the Fund’s borrowing limits.  The Board of Directors unanimously determined to hold the Special Meeting and recommend that the shareholder vote “FOR” the Proposal.  If the shareholder approves the Proposal, the reduced asset coverage ratio of 150% will apply to the Fund the day after the Special Meeting. If the Proposal is approved, the Fund will have the flexibility to incur additional leverage.  However, if it deems it to be in the best interests of the Fund, Westech may choose not to incur indebtedness up to the full amount permitted under the reduced asset coverage limit.

As of the date of the Special Meeting, the Fund will offer to repurchase all of its outstanding shares from the Fund’s sole shareholder, with 25% to be repurchased in each of the subsequent four calendar quarters (the “Repurchase Offer”).  Upon receiving a Repurchase Offer in connection with the Proposal, the LLC, the Fund’s sole shareholder, does not anticipate redeeming its shares from the Fund pursuant to such offer. The LLC is not required to and does not intend to extend the Repurchase Offer or a similar withdrawal right to the LLC Members.

Recommendation and Rationale of the Board; Risks

The Board of Directors has approved and unanimously recommended that the Fund’s shareholder vote in favor of the Proposal and the application of the reduced asset coverage requirements in Section 61(a)(2) of the 1940 Act to the Fund, which would permit the Fund to double its current maximum leverage.  In reaching its decision to recommend the Proposal, the Board of Directors, including all of the Independent Directors, considered, among other things, the following factors related to the Proposal:

•	the additional flexibility to manage the Fund’s capital to take advantage of attractive investment opportunities;
•	the Fund’s investment strategy;
•	the ability to broaden the Fund’s portfolio;
•	the potential impact (both positive and negative) on net investment income, returns and net asset value;
•	the additional flexibility to make distributions required to maintain the Fund’s tax status as a regulated investment company (“RIC”) without violating the 1940 Act;
•	that the management fees payable by the Fund to Westech, which are based on the Fund’s total commitments, not assets, would not be impacted as a result of the additional borrowings;
•	that the Fund could have greater exposure to risks associated with changes in interest rates and the risk of investing in the Fund generally could increase;
•	that the Fund would need to enter into a new leverage facility or renegotiate its existing borrowing arrangements in order to double the amount of leverage; and
•	the other considerations noted below.

Flexibility to Manage the Fund’s Capital to Take Advantage of Attractive Investment Opportunities

Attractive investment opportunities can arise throughout credit and economic cycles and the Fund intends to deploy capital with a focus on long-term results. However, neither the Fund nor Westech can predict when attractive opportunities may arise, which could be at a time when market conditions are not appealing, or it would otherwise be disadvantageous for the Fund to invest.  The Board of Directors considered that if the Fund is not able to (or chooses not to) access additional capital when attractive investment opportunities arise, its ability to continue to pay regular distributions could be adversely affected.  The Fund is early in its investment cycle, and the Board of Directors believes that the increased leverage will be more impactful as the Fund moves through its investment cycle.  The ability to access additional capital throughout the Fund’s investment cycle would provide enhanced flexibility to take advantage of attractive investment opportunities as they arise.

The Board of Directors discussed that there could be no assurance that the Fund would be able to obtain additional leverage from lenders on favorable terms, or at all, or to deploy the additional capital if obtained.  On the other hand, the Board of Directors noted that any increase in total assets available for investment would increase the assets available for investment in assets that are “non-qualifying assets” for purposes of Section 55 of the 1940 Act, thereby further increasing the likelihood that the Fund could take advantage of attractive investment opportunities.

Investment Strategy and Focus on Secured Loans

The Board of Directors considered that the Fund primarily invests in secured loans, providing debt financing to carefully selected companies that have received equity funding from traditional sources of venture capital equity funding (e.g., a professionally managed venture capital firm) as well as non-traditional sources of venture capital equity funding (e.g., angel investors, strategic investors, family offices, crowdfunding investment platforms, etc.) (“Venture-Backed Companies”), and that the Fund may also make debt investments that are atypical in that, for example, the companies to which the financing is provided may be public companies, may not have venture backing, or may not offer senior securities (“Special Situation Financings”), including bridge financings and subordinated debt.

The Fund primarily invests in secured loans.  The Board of Directors observed that a portfolio primarily comprised of these types of investments is well-positioned to incur additional leverage. The Fund’s investment strategy and portfolio construction will not materially change if the Proposal is approved.  Furthermore, because of covenants, borrowing base limitations, and the timing of cash flows, it is not expected that the Fund will achieve the maximum leverage of 150%, as permitted under the revised BDC rules above.

The Current Venture Lending Market

The Board of Directors considered the venture lending landscape in which the Fund operates. The Fund’s primary competitors in providing financing to development stage, venture-backed companies include public and private funds, other BDCs, commercial and investment banks, and, to the extent they provide an alternative form of financing, private equity and hedge funds.  Many of the Fund’s potential competitors are substantially larger and have considerably greater financial, technical and marketing resources than the Fund. For example, some competitors may have a lower cost of funds and access to funding sources that may not be available to the Fund. In addition, some competitors may have higher risk tolerances or different risk assessments than the Fund, which could allow them to consider a wider variety of investments than the Fund. Furthermore, many of the Fund’s competitors are not subject to the regulatory restrictions to which the Fund is subject under the 1940 Act. Enabling the Fund to incur additional indebtedness is expected to increase the competitiveness of the Fund. Moreover, if other BDCs take advantage of the ability to incur additional indebtedness and the Fund does not have the flexibility to do so, its competitiveness relative to such BDCs may be reduced.

The Board of Directors discussed the Fund’s ability to access additional capital through reducing its asset coverage ratio and using the proceeds of borrowings to make larger loans to new and existing Venture-Backed Companies.

Risks Relative to the Benefits Associated with the Use of Increased Leverage

The Board of Directors considered how increased leverage could increase the risks associated with investing in the Fund.  The use of leverage increases investment risk generally and is premised upon the expectation that the Fund’s all-in borrowing costs will be lower than the return the Fund achieves on its investments.  To the extent the income or capital gains derived from investments purchased with borrowed funds exceeds the cost of borrowing, the Fund’s overall return will be greater than if leverage had not been used.  Conversely, if the income or capital gain from the investments purchased with borrowed funds is not sufficient to cover the cost of borrowing, or if the Fund incurs capital losses, the return to the Fund will be less than if leverage had not been used, and therefore the amount available for distribution will be reduced or potentially eliminated.

Lenders require that the Fund pledge portfolio assets as collateral for borrowings and may require that the LLC provide guarantees or other credit enhancements.  The LLC, however, will not pledge its assets to secure such borrowings as this could result in unrelated business taxable income to its tax-exempt members. If the Fund is unable to service the borrowings, the Fund may risk the loss of such pledged assets.  Further, lenders require that the Fund agree to loan covenants limiting the Fund’s ability to incur additional debt or otherwise limiting the Fund’s flexibility, and loan agreements may provide for acceleration of the maturity of the indebtedness if certain financial tests are not met. To minimize risks associated with borrowing money at floating rates and lending money at fixed rates, the Fund may enter into interest rate hedging transactions with respect to all or any portion of the Fund’s borrowings. There can be no assurance that such interest rate hedging transactions will be available in forms acceptable to the Fund. In addition, entering into interest rate hedging transactions increases costs to the Fund. Finally, it is possible that the Fund could incur losses from being “over hedged,” which would result if the debt that was hedged is repaid faster than expected.

Still, since the Fund already uses leverage in optimizing its investment portfolio, there are no material new risks associated with the moderate change in the Fund’s financial policy through the increase and expansion of available leverage.  The additional leverage is in the aggregate expected to allow the Fund to invest in greater amounts and to enhance the Fund’s portfolio construction and income.  As a result, the Board of Directors concluded that the potential benefits of increased leverage outweigh the risks.  Westech also discussed with the Board of Directors its plan to continue the Fund’s current investment strategy and framework and mitigate the risks associated with expanded leverage.

Potential Impact on Net Investment Income, Returns and Net Asset Value

The Board of Directors considered that additional leverage could increase net investment income but could also cause the Fund’s net investment income to decline more sharply if the Fund’s portfolio had more non-performing assets than it otherwise would have if the Fund did not employ additional leverage.  In addition, any additional leverage incurred by the Fund could increase its expenses, including potential fees and costs related to amendments to existing credit facilities or entering into new credit facilities. Increased expenses when combined with any decrease in the Fund’s income could cause net income to decline more sharply than if the Fund had not incurred additional leverage, which could negatively affect the Fund’s ability to make distributions.

The following table (i.e., TABLE 1) illustrates the effect of leverage on returns, net of expenses, from a hypothetical investment in the Fund.  The Fund had been operating for only five months as of September 30, 2018 and had not yet incurred any debt.  Thus, the data in the first row of the table, “Corresponding net return assuming no outstanding debt”, matches the “Assumed Return on Portfolio (Net of Expenses)”.  The data in the second and third rows of the table “Corresponding net return assuming 200% asset coverage” and “Corresponding net return assuming 150% asset coverage” show the net returns of hypothetical investments in the Fund over a 10-year Fund life, with 200% asset coverage and 150% asset coverage, respectively. The investment amounts and the returns are hypothetical.  Actual investment amounts and actual returns may be higher or lower.

TABLE 1

	Assumed Return on Portfolio (Net of Expenses)
	-10.00%	-5.00%	0.00%	5.00%	10.00%
Corresponding net return assuming no outstanding debt. (1)	-10.00	-5.00%	0.00%	5.00%	10.00%
Corresponding net return assuming 200% asset coverage (2)	-27.60	-16.98%	-6.75%	3.69%	13.68%
Corresponding net return assuming 150% asset coverage (3)	-45.01	-32.60%	-14.40%	1.99%	17.17%

(1)	The Fund had no senior securities as of September 30, 2018.
(2)
This net return calculation assumes that the Fund invests $207 million from equity capital plus an additional amount from debt capital that ranges from $123 million (in the case of a return of negative 10%) to $204 million (in the case of a return of 10%).  Lower returns are attributable to losses on loans originated by the Fund.  These loan losses reduce total assets and thus reduce the amount of leverage under the 200% asset coverage requirement.

(3)
This net return calculation assumes that the Fund invests $138 million from equity capital plus an additional amount from debt capital that ranges from $121 million (in the case of a return of negative 10%) to $269 million (in the case of a return of 10%).  Lower returns are attributable to  losses on loans originated by the Fund.  These loan losses reduce total assets and thus reduce the amount of leverage under the 150% asset coverage requirement.

Generally, the Fund would need to achieve annual returns in excess of its borrowing costs in order to cover the hypothetical annual interest payments on the assumed indebtedness.

Additional Flexibility to Make Distributions Required to Maintain the Fund’s Tax Status as a RIC Without Violating the 1940 Act

The 1940 Act prohibits the Fund from declaring any dividend or other distribution to holders of any class of capital stock, in the case of debt securities, or common stock, in the case of preferred stock, unless the its asset coverage with respect to senior securities is at least 200%.  By lowering the asset coverage requirement to 150%, the Fund will have additional flexibility, subject to compliance with the covenants under any debt facilities, to pay distributions to its shareholder in order to be eligible for the tax benefits available to a RIC under Subchapter M of the Internal Revenue Code of 1986, as amended. This additional flexibility may be helpful in circumstances where the value of the Fund’s assets, and thus the Fund’s asset coverage, declines, but the level of the Fund’s net investment income remains relatively constant and, as a result, the Fund continues to have cash available to make any necessary distributions.  If the Fund were to fail to make required distributions and no longer qualify as a RIC, the Fund would become subject to corporate-level U.S. federal income tax.

Impact on Fees Payable by the Fund to Westech

The Fund is externally managed by Westech pursuant to an investment advisory agreement (the “Management Agreement”), under with the Fund pays an annual management fee to Westech on a quarterly basis, calculated as a percentage of committed capital in accordance with the schedule set forth in the Management Agreement and the Fund’s annual report to shareholders on Form 10-K.  Because the management fee is not based on assets under management, the Board of Directors considered that the Fund’s incurring additional leverage would not increase the management fee payable to Westech.  The Board of Directors also noted that although sourcing additional investment opportunities to deploy any additional capital could require additional time and effort on the part of Westech and its investment personnel, the Fund would incur no additional management fees related to these investment activities.

Although the management fee varies over time, as described in the Management Agreement and the Fund’s annual report to shareholders on Form 10-K and may be lower or higher at a later date in the Fund’s lifecycle, the table below assumes a management fee of 1.575%, as in effect in Year 1 of the Fund’s operation.   The full schedule of management fees by year for the Fund can be seen here:

Management Fee
Year 1 - 1.575%
Year 2 - 1.600%
Year 3 - 1.575%
Year 4 - 1.500%
Year 5 -1.250%
Year 6 - 0.900%
Year 7 - 0.600%
Year 8 - 0.350%
Year 9 - 0.150%
No fee is due in year 10 and later.  The average annual expense in which the Fund charges management fees is 1.056%.

The following table (i.e., TABLE 2) is intended to assist in understanding the estimated annual expenses that an investor in the Fund would bear, directly or indirectly.  The Fund had been operating for only five months as of September 30, 2018.  Thus, the fees may appear higher than they would appear after the Fund has been operating for a longer period of time.

Please note some of the percentages indicated in the table below are estimates and may vary.  Management expects that any additional expenses incurred as a consequence of the change in leverage will be minimal but are difficult to predict with certainty.  The following table should not be considered a representation of the Fund’s future expenses.  Actual expenses may be greater or less than shown.  Except where the context suggests otherwise, the Fund’s shareholder will indirectly bear these fees and expenses.

TABLE 2

		Pro Forma annualized expenses assuming that the Fund incurs the maximum amount of borrowings
Estimated annual expenses (as a percentage of net assets):	As of September 30, 2018 (1)	200% asset coverage (2)	150% asset coverage (3)
Management fees(4)	12.81%	25.63%	38.44%
Interest payments on borrowed funds(5)	0.00%	6.00%	12.00%
Other expenses (6)	1.24%	2.47%	3.71%
Total annual expenses (7)	14.05%	34.10%	54.15%

(1)
The Fund had been operating for only five months as of September 30, 2018 and had no debt outstanding. Actual expense percentages will change annually based on the size of the Fund’s portfolio.  For purposes of this table, expenses for the “As of September 30, 2018” column are the Fund’s actual recurring expenses through its first 5 months of operations, annualized.

(2)
The Fund had been operating for only five months as of September 30, 2018 and had no debt outstanding.  Expenses in the “200% asset coverage” column are based on the Fund’s actual recurring expenses through its first 5 months of operations, annualized, and assuming a hypothetical asset coverage of 200%.  This information is hypothetical and not necessarily a representation of the amount of borrowings that the Fund intends to incur or would be available to be incurred.

(3)
The Fund had been operating for only five months as of September 30, 2018 and had no debt outstanding.  Expenses in the “150% asset coverage” column are based on the Fund’s actual recurring expenses through its first 5 months of operations, annualized, and assuming a hypothetical asset coverage of 150%.  This information is hypothetical and not necessarily a representation of the amount of borrowings that the Fund intends to incur or would be available to be incurred.

(4)
As compensation for its services to the Fund, from the date of the first capital call, May 1, 2018 to September 30, 2018, the Manager received a management fee (“Management Fee”) computed and paid at the end of the quarter at an annual rate of 1.575% of the LLC’s committed equity capital. The Management Fee percentage will vary by year based on a predetermined schedule described in the Management Agreement and the Fund’s annual report to shareholders on Form 10-K and listed above.

(5)
For the row “Interest payments on borrowed funds”, the “200% asset coverage” column assumes a hypothetical scenario with $28.3 million in net assets, $28.3 million in debt outstanding, and interest payments as a percentage of equity capital based on a weighted average interest rate of 6%.  The “150% asset coverage” column assumes a hypothetical scenario with $18.9 million in net assets, $37.7 million in debt outstanding, and interest payments as a percentage of equity capital based on a weighted average interest rate of 6%.

(6)
“Other expenses” are based on annualized recurring amounts for the current fiscal year. These expenses include professional fees, director fees, and other operating expenses.  However, the Fund commenced operations on May 1, 2018, and as a result of which expenses presented may not provide an accurate picture of expenses going forward.

(7)
“Total annual expenses” are presented as a percentage of net assets attributable to the Fund’s sole shareholder, the LLC.  The LLC bears all of the Fund’s fees and expenses.  LLC Members may benefit from the additional warrants earned by the LLC when the Fund uses the debt capital to commit to and to fund additional loans that it would not otherwise be able to do without the debt capital.  However, these gains are speculative and not included in the analysis here.  Additionally, neither the LLC management fee nor LLC expenses are included in this analysis.

Note that in TABLE 2, above, because of the limited operating history of the Fund, expenses as a percentage of net assets is higher than would be expected, on average, over the life of the Fund.

Example

The following example (TABLE 3) demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in the Fund.  Because the Fund has only recently commenced operations and as of September 30, 2018 had called only limited capital and not yet entered into any borrowing transactions, the table assumes that the Fund had no outstanding debt as of September 30, 2018,  and assumes (1) hypothetical asset coverage of 200% based on total assets of $230 million and (2) hypothetical asset coverage of 150% based on total assets of $230 million, in each case, assuming that the Fund holds no cash or liabilities other than debt. In calculating the following expenses, the Fund has assumed that its annual operating expenses remain at the levels set forth in the table above for the respective asset coverage ratios.

TABLE 3

An investor would pay the following expenses on a $1,000 investment in the Fund[1]:
	1 Year	3 Years	5 Years	10 Years
As of September 30, 2018 the Fund had no debt outstanding
Assuming a 5% annual return (assumes no return from net realized capital gains)	$12	$35	$58	$117
Assuming a 5% annual return (assumes return entirely from net realized capital gains) [2]	$12	$35	$58	$117
Based on 200% Asset Coverage
Assuming a 5% annual return (assumes no return from net realized capital gains)	$42	$125	$209	$417
Assuming a 5% annual return (assumes return entirely from net realized capital gains) [3]	$42	$125	$209	$417
Based on 150% Asset Coverage
Assuming a 5% annual return (assumes no return from net realized capital gains)	$70	$211	$352	$704
Assuming a 5% annual return (assumes return entirely from net realized capital gains) [4]	$70	$211	$352	$704

(1)	The Fund is a closed-end fund and investors cannot exit. All expenses are pro-rated based on 10-year estimated costs.
(2)	All income at the Fund will be ordinary income to the Fund’s sole shareholder, the LLC, and the LLC Members.
(3)	All income at the Fund will be ordinary income to the Fund’s sole shareholder, the LLC, and to the members of the LLC.
(4)	All income at the Fund will be ordinary income to the Fund’s sole shareholder, the LLC, and to the members of the LLC.

The example and the expenses in the tables above should not be considered a representation of the Fund’s future expenses, and actual expenses may be greater or less than those shown.  While the example assumes a 5% annual return, the Fund’s performance will vary and may result in a return greater or less than 5%.

Other Considerations
The Board of Directors noted that holders of any additional senior securities (i.e., additional debt) that the Fund could be able to issue as a result of the reduced asset coverage requirements, could have fixed-dollar claims on the Fund’s assets superior to the claims of its shareholder. In the case of a liquidation event, holders of these senior securities would receive proceeds to the extent of their fixed claims before any distributions were made to the Fund’s shareholder, and the issuance of additional senior securities could result in fewer proceeds remaining for distribution to the Fund’s shareholder if the assets purchased with the capital raised from the issuance of senior securities declined in value.  The Board of Directors considered that the sole holder of Fund Shares is the LLC and that while the Fund will likely incur additional leverage, the Fund is not expected to issue any new equity securities.

The Board of Directors discussed the additional disclosures required in connection with the modification of the Fund’s asset coverage requirement.  Such additional disclosure includes notice of the approval of the 150% asset coverage requirement in an SEC filing within five business days of the approval.  The Fund will also be required to include in its quarterly reports on Form 10-Q and annual reports on Form 10-K the principal amount or liquidation preference of any senior securities and its asset coverage ratio as of the date of the most recent financial statements, the fact that the 150% asset coverage had been approved by the Fund and the effective date of such approval along with the principal risk factors associated with any Fund senior securities. The Board of Directors noted that the disclosure requirements were not anticipated to be burdensome to the Fund.

Based on its consideration of each of the above factors and such other information as it deemed relevant, the Board of Directors concluded that the Proposal is in the best interests of the Fund and its shareholder and recommended that the Fund’s shareholder approve the Proposal.

Required Vote

The affirmative vote of a majority of the votes cast at the Special Meeting in person or by proxy is required to approve the Proposal. Abstentions, if any, will not be included in determining the number of votes cast and, as a result, will have no effect on the Proposal.

The Board of Directors has approved and unanimously recommends a vote “FOR” the approval of the application of the reduced asset coverage requirements in Section 61(a)(2) of the 1940 Act to the Fund, which would permit the Fund to incur double the maximum amount of leverage that it is currently permitted to incur.

OTHER INFORMATION

Manager.  The Fund’s investment adviser is Westech Investment Advisors, LLC.   Westech’s principal business address is 104 La Mesa Drive, Suite 102, Portola Valley, California 94028.

Annual Reports.  The Fund will furnish to its shareholder, without charge, copies of its Annual Report, and subsequent quarterly reports, upon request to the Fund at 104 La Mesa Drive, Suite 102, Portola Valley, California 94028.

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Exchange Act requires our executive officers, directors and beneficial owners of more than ten percent of our capital shares registered pursuant to Section 12 of the Exchange Act to file initial reports of ownership and reports of changes in ownership of our capital shares with the Securities and Exchange Commission, and to provide copies of such reports to us.  Based on our review of the copies of beneficial ownership reports received by us, we believe that all such ownership reports were filed on a delayed basis.

Submission of Shareholder Proposals.  Proposals for inclusion in a proxy statement for a subsequent shareholder meeting should be sent in writing to the Secretary of the Fund, at 104 La Mesa Drive, Suite 102, Portola Valley, California 94028.  To be included in the proxy for the next Annual Meeting of Shareholders, proposals should be received prior to January 31, 2019.

Other Matters to Come Before the Special Meeting.  The Fund does not intend to present any other business at the Special Meeting, nor is it aware of any shareholder that intends to do so.  If, however, any other matters are properly brought before the Special Meeting, the persons named in the accompanying proxy will vote thereon in accordance with their judgment.

By order of the Board of Directors of the Fund

[/s/ Maurice C. Werdegar]

Maurice C. Werdegar
Director, President, Chief Executive Officer

[ ], 2019

ANNEX A

Beneficial Ownership of Fund Shares

 As of [    ], 2019, there were 100,000 Shares of the Fund, $0.001 par value, issued and outstanding, all owned by the Fund’s sole shareholder, the LLC.

Under the LLC’s Operating Agreement, the LLC may take no action as shareholder of the Fund without first soliciting and/or taking instructions from the LLC members, to the same extent as if the members of the LLC were shareholders of the Fund, with ownership interests therein identical to their respective ownership of LLC Shares in the LLC.  Accordingly, for purposes of the tables below, the respective ownership of LLC Shares by the members of the LLC is addressed as if such members owned an identical pro rata interest in the outstanding Shares of the Fund.

Beneficial Owners of More Than 5% of Fund Shares as of the Record Date*

Name and Address of Shareholder**	Number and Percentage of Shares Beneficially Owned
Venture Lending & Leasing IX, LLC	100,000; 100%
Westech Investment Advisors, LLC***	100,000; 100%
Westech Investment Management, Inc. ***	100,000; 100%
Salvador O. Gutierrez***	100,000; 100%
Ronald W. Swenson ***	100,000; 100%
Cedarwood Ventures Pte. Ltd.	14,130; 14.13%
Gordon E. and Betty I. Moore Foundation	14,130; 14.13%
University of Notre Dame du Lac	7,609; 7.61%
Master Trust Agreement Between Pfizer Inc. and The Northern Trust Company	8,696; 8.70%
UNC Investment Fund, LLC	5,435; 5.43%

* Each is an indirect beneficial owner of more than 5% of the Shares by virtue of owning more than a 5% membership interest in the LLC.

** The address of each is c/o Westech Investment Advisors LLC, 104 La Mesa Drive, Suite 102, Portola Valley, California 94028.

*** Westech Investment Advisors may be deemed to be a beneficial owner of the 100,000 Fund Shares owned by the LLC by virtue of its position as the managing member of the LLC.  Mr. Gutierrez, Mr. Swenson and Westech Investment Management, Inc. (“WIM”) may each be deemed to be an indirect beneficial owner of the 100,000 Fund Shares owned by the LLC by virtue of his or its relationship to Westech, the managing member of the LLC.  WIM is the controlling member of Westech, and each of Mr. Gutierrez and Mr. Swenson is a 50% shareholder and a director and executive officer of WIM.

Beneficial Ownership of Fund Shares by Fund Directors and Executive Officers as of the Record Date*

Name and Address of Shareholder**	Number and Percentage of Shares Beneficially Owned
Ronald W. Swenson***	100,000; 100%
All directors and executive officers as a group (8 persons)****	100,000; 100%

*  Other than Mr. Swenson, no director or executive officer of the Fund may be deemed to beneficially own in excess of 1% of the Shares outstanding.

** Each may be contacted c/o Westech Investment Advisors, LLC, 104 La Mesa Drive, Suite 102, Portola Valley, California 94028.

*** Mr. Swenson may be deemed to be an indirect beneficial owner of the 100,000 Fund Shares owned by the LLC by virtue of his relationship to Westech Investment Advisors, the managing member of the LLC.  Mr. Swenson is a 50% shareholder and a director and executive officer of WIM the controlling member of Westech.

**** Other than as set forth above with regard to Mr. Swenson, each is an indirect beneficial owner of Shares by virtue of owning a membership interest in the LLC.  If the 100,000 Shares that are owned by the LLC and may be deemed to be beneficially owned by Mr. Swenson are disregarded, the directors and executive officers, as a group, beneficially own 706 or 0.71% of the outstanding Shares.

PROXY

Venture Lending & Leasing IX, Inc.
Special Meeting of Shareholders – [    ], 2019

The undersigned hereby appoints as proxies Martin D. Eng, Ronald W. Swenson, and Maurice C. Werdegar and each of them (with power of substitution) to vote for the undersigned all shares of Common Stock, $0.01 par value (“Shares”) of the undersigned at the aforesaid meeting and any adjournment thereof with all the power the undersigned would have if personally present.  The Shares represented by this proxy will be voted as instructed.  Unless otherwise indicated to the contrary for a proposal, this proxy shall be deemed to grant authority to vote “FOR” the Proposal.  This proxy is solicited on behalf of the Board of Directors of Venture Lending & Leasing IX, Inc.

Please sign and date this proxy and return it to Westech Investment Advisors, LLC, by fax to the attention of Lynda Colletta, at (650) 234-4343, or by e-mail to lyndac@westerntech.com.

Please indicate your vote by an “X” in the appropriate box below.  The Board of Directors recommends a vote “FOR” the proposal below.

Authorization to allow the Fund to increase leverage by approving the application to the Fund of a minimum asset coverage ratio of 150%, pursuant to Section 61(a)(2) of the 1940 Act, to become effective the date after the Special Meeting, which would permit the Fund to double the maximum amount of leverage that it is currently permitted to incur
FOR	AGAINST	ABSTAIN
☐	☐	☐

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on [    ], 2019: The Proxy Statement, together with a Notice of Special Meeting of Shareholders and Proxy Card, are available on the internet at the following address: www.intralinks.com.

Continued and to be signed on the next page.

If Shares are held jointly, each Shareholder named should sign.  If only one signs, his or her signature will be binding.  If the Shareholder is a corporation, the President or Vice President should sign in his or her own name, indicating title.  If the Shareholder is a partnership, a partner should sign in his or her own name, indicating that he or she is a “Partner.”  If the Shareholder is a trust, an authorized officer of the Trustee should sign, indicating title.

Please sign exactly as the Shares are registered (indicated below)

Name of Shareholder

Signature

Title (if applicable)

Dated: _______________, 2019